Exhibit 12
Potash Corporation of Saskatchewan Inc.
Ratio of Earnings to Fixed Charges
(in millions of US dollars, except ratio amounts)
(unaudited)

Nine Months Ended
September 30
2010
Canadian GAAP

Net income	$1,323.9
Income taxes	476.7
Share of earnings of equity investees	(121.6)
Fixed charges	199.8
Distributed income of equity investees	43.1
Interest capitalized	(88.0)

Total Earnings Available for Fixed Charges	$1,833.9

Fixed Charges

Interest expensed and capitalized	$180.9
Amortization of capitalized indebtedness costs	3.6
Estimated portion of rent expense representing interest	15.3

Total Fixed Charges	$199.8

Ratio of Earnings to Fixed Charges	9.18

US GAAP
Net income	$1,261.6
Income taxes	498.2
Share of earnings of equity investees	(121.3)
Fixed charges	199.8
Distributed income of equity investees	43.1
Interest capitalized	(88.0)

Total Earnings Available for Fixed Charges	$1,793.4

Fixed Charges

Interest expensed and capitalized	$180.9
Amortization of capitalized indebtedness costs	3.6
Estimated portion of rent expense representing interest	15.3

Total Fixed Charges	$199.8

Ratio of Earnings to Fixed Charges	8.98